Exhibit 99.1

News release issued by the Registrant on May 16, 2006

Los Angeles, Calif.—(BUSINESS WIRE)—May 16, 2006—Sub-Urban Brands, Inc. (formerly DP&D, Inc.) (OTCBB: SUUB), a Los Angeles-based designer, manufacturer and marketer of lifestyle apparel for men and women primarily aged 13 to 29, announced today that it (the “Company”) has acquired all of the outstanding common stock of Sub-Urban Industries, Inc. (“SUI”) in exchange for 31,673,363 shares of the Company’s common stock.

As part of the transaction, the Company also issued $2,734,900 face amount of convertible promissory notes in exchange for a like amount of promissory notes issued by SUI. In addition, the Company issued an aggregate of 23,611,301 common stock purchase warrants and stock options on a one for one basis to match outstanding common stock purchase warrants and stock options issued by SUI.

The Company has filed a Current Report of Form 8 K with the Securities and Exchange Commission that describes SUI’s branded apparel, operations, marketing strategies and management in detail and further provides current financial information on SUI and the Company.

“We are very excited about the launch of the next generation of Sub-Urban activity at this stage in our development,” said Joseph Shortal, Chief Executive Officer of the Company. “We believe we have laid the groundwork for rapid growth and success as a major new player in the global apparel industry and look forward to the roll out of our strategic vision in the weeks, months and years ahead.”

About Sub-Urban Brands, Inc.

Sub-Urban Brands, Inc. is an innovative leader in the design, marketing and distribution of premium quality men’s and women’s clothing and accessories for the new generation. The Company pursues robust revenue-generating opportunities within multi-tiered retail markets that do not require dependence on any one brand or market segment for financial success. Sub-Urban is committed to further expansion and increased shareholder value through both the internal development of intellectual property and acquisition of additional brands, as well as to the establishment of new international marketing alliances that will reinforce its recurring and non-recurring revenue streams. Inspired by the energy and vigor of youth culture, Sub-Urban is initially focused on creating a family of non-competing brands for its key target consumer, 40 million 15-24 year olds. Sub-Urban’s current portfolio of trademarked apparel and accessory brands includes WHITEBOY for Men, WHITEBOY for Women, BLACK JESUS and PYT (Pretty Young Thing). Within the next 18 months, the Company intends to extend these brand offerings to Japan, Canada, Australia and 25 European countries. For additional information, please visit www.whiteboy.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements, usually containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, dependence upon third-party vendors, availability of capital and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Sub-Urban Brands, Inc.

Joe Shortal: 213-229-2885

joe@whiteboy.com;